Exhibit 99.2

BIT5IVE LLC and MGT Capital Announce Letter of Intent to Merge

Combined Entity Would Become Significant Player in Bitcoin Mining Infrastructure

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MGT Issues $1.5 million in Convertible Notes

MIAMI, FL and RALEIGH, NC, September 14, 2022 – MGT Capital Investments, Inc. (OTCQB: MGTI) today announced the execution of a non-binding letter of intent to merge with Bit5ive LLC in a stock swap MGT believes will benefit stockholders of both companies. Subject to the execution of a definitive agreement and certain closing conditions — including the completion of Bit5ive’s financial audit and approval by Bit5ive’s members – the transaction will create a strong competitor in the design and operation of infrastructure used in the Bitcoin mining industry.

Bit5ive, founded in 2015 by Robert Collazo, is a leading innovator within the cryptocurrency community, having developed the highly regarded Pod5ive mobile mining system that offers rapid deployment of mining operations. Bit5ive is an official distributor in South & Central America of Bitmain PTY, the world’s leading cryptocurrency mining hardware producer. With its engineering expertise and industry connections, Bit5ive has played a significant role in facility design, land acquisition, property development, buildout, and management oversight of high-output Bitcoin mining facilities across the United States.

Under the proposed agreement, MGT would issue to Bit5ive’s existing members a number of shares that represent 70% to 80% of MGTI common stock outstanding on a pro-forma basis after giving effect to the merger. Robert Collazo would be appointed Chief Executive Officer of the new company. Mr. Collazo stated, “We are excited to be entering the public market and bringing our company’s vision to the world. Bit5ive has been growing rapidly, and we’re delighted about this next chapter which will help us continue to innovate and provide new opportunities for our investors, partners, and employees.”

MGT today also announced a private sale of $1.5 million principal value of senior secured convertible notes and warrants, providing the Company with $1,335,000 in net proceeds. Investors are urged to review the Company’s report on Form 8-K filed today with the U. S. Securities and Exchange Commission (www.sec.gov) for more extensive details regarding the issuance of the convertible notes.

Except for the note transaction, which has closed, there can be no assurance that the actions contemplated above, including a definitive merger agreement with Bit5ive, will be executed on these terms, or at all.

About MGT Capital

MGT Capital Investments, Inc. (OTCQB: MGTI) is a U.S.- based Bitcoin miner with operations at an owned facility in Georgia.

For more information on the Company, please visit: https://mgtci.com.

About Bit5ive

Bit5ive is an American technology company and leader in cryptocurrency mining and infrastructure. Its cutting-edge modular data centers and management systems enable institutional-scale investors to break into cryptocurrency mining with a turnkey approach. Bit5ive is committed to developing innovative solutions that power blockchain networks while providing competitive returns on investment.

Bit5ive’s five pillars: Infrastructure, technology, education, environment, and lifestyle, underlie its mission to provide sustainability at scale within this growing industry. Bit5ive believes these core values will help achieve its mission of making cryptocurrency accessible to everyone while protecting our planet’s resources.

For more information on the company, please visit: https://bit5ive.com.

Forward–looking Statements

This press release contains forward–looking statements. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward–looking statements.” All information set forth in this news release, except historical and factual information, represents forward–looking statements. This includes all statements about the Company’s plans, beliefs, estimates and expectations including the growth of Bit5ive, and opportunities resulting from the proposed transaction. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to volatility in the Bitcoin market, failure to meet the closing conditions and other factors set forth in the Company’s most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward–looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward–looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission. MGT Capital Investments, Inc. provides no assurance regarding the actual outcome of the events contemplated by any forward-looking statements included in this release.

Investor and Media Contacts:

MGT Capital	Bit5ive LLC
IR@mgtci.com	Javier Lopez
914-630-7430	press@bit5ive.com